EXHIBIT 4.1

                                   AMENDMENT
                                       TO
                      FINANCIAL PUBLIC RELATIONS AGREEMENT

                          NORTH AMERICAN RESORTS, INC.

                                      AND

                                  TOM ARRIGONI


WHEREAS, the Parties desire to amend a certain Agreement dated August 1, 1996 to increase compensation to Tom Arrigoni by 4,000,000 shares of common stock, at the present trade value of .035 cents. The stock value is one hundred forty thousand dollars [$140,000.00].

Said increase in compensation is for work done above and beyond the normal functions of his present Consulting Agreement, bringing the eighty-seven [87] acre Orlando Vacation Resort Project to the Company, and negotiating a working Agreement with the owners that allows North American Resorts, Inc. to purchase said property for development.

NOW THEREFORE, the above mentioned Agreement is increased as agreed by all Parties.


Dated this 24th day of October, 1996.



/s/ Max P. Cawal
North American Resorts, Inc.


/s/ Tom Arrigoni
Tom Arrigoni